SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since October 2003,
 Federated and related
 entities (collectively,
 "Federated")
 and various
Federated-sponsored
mutual funds (Funds)
 have been named as
defendants in several
class action
lawsuits now pending
in the United States District
Court for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed
shares of certain Funds
during specified periods
 beginning November 1, 1998.
The suits are generally similar
 in alleging that
Federated engaged in illegal
 and improper trading practices
including market timing and
 late trading in
concert with certain
 institutional traders,
 which allegedly caused
 financial injury to the mutual fund
shareholders. Federated
without admitting the
validity of any claim has
reached a preliminary settlement
with the Plaintiffs in
these cases. Any settlement
would have to be approved by
the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
 District Court for the
Western District of Pennsylvania.
These lawsuits have
been consolidated into a
single action alleging excessive
advisory fees involving one
of the Funds.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to represent
the Funds in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar
allegations may be filed in
the future. The
potential impact of these
lawsuits, all of which seek
monetary damages, attorneys'
fees and expenses,
and future potential similar
suits is uncertain. Although
we do not believe that these
lawsuits will have a
material adverse effect on the
Funds, there can be no assurance
that these suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or
other adverse consequences for the
Funds.




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